Exhibit 99.1

View Announces Q2 Earnings,

Reaffirms 2022 Guidance and Provides Update on Financing; Dynamic Glass Investment Tax Credit included in the Climate package of the Senate Passed Inflation Reduction Act of 2022

Q2 2022 Highlights

•

Second quarter revenue of $16 million and first half of 2022 revenue of $33 million compared to $17 million and $27 million for the same periods in 2021, representing a 4% y/y decline and 25% y/y growth, respectively

•	Second quarter GAAP cost of revenue of $40 million; first half of 2022 GAAP cost of revenue of $80 million represents a 7% y/y decline from first half 2021 cost of revenue of $86 million

•

Major customer wins and installations in Q2 2022 include Amazon (Office), 10 World Trade (BGI: Lifesciences), Dallas Fort Worth (Airport), Phoenix Sky Harbor (Airport), Missoula Montana (Airport), Credit Union of Colorado (Office) and Versante Hotel (Hotel)

•	Management reaffirms full year 2022 revenue guidance of $100 million to $110 million, with second half revenues of $67 million to $77 million representing y/y growth of 41% to 62%

Key Announcements

•	Electrochromic Windows included under Investment Tax Credit in the Inflation Reduction Act of 2022. Senate passed bill brings cost parity for electrochromic windows to traditional windows

•	View secures up to $100 million in committed equity financing

•	In addition, the Company is pursuing additional sources of capital

Milpitas, CA, August 8, 2022: View, Inc. (Nasdaq: VIEW) (“View” or the “Company”), a leader in smart building platforms and technologies, today announced financial results for Q2 2022.

“View’s mission has always been to use technology to solve the existential threats of climate change and to improve human health. We applaud the Senate for moving forward with the Inflation Reduction Act of 2022, representing the biggest investment in climate technology adoption in U.S. history. When enacted, the Dynamic Glass Investment Tax Credit (ITC) would make smart windows cost neutral to traditional windows and this represents a major inflection point for widespread adoption,” said Dr. Rao Mulpuri, CEO of View.

“We are on track to execute on our growth plan in 2022 and reiterate full-year revenue guidance in the range of $100 million to $110 million. We have already made significant investments in our manufacturing capacity and operational infrastructure and are ready to scale. With these investments in place, we look forward to serving the rapidly growing demand for smart windows from our customers and gain accretive benefits to our financials,” said Dr. Mulpuri.

Electrochromic Windows Included in Investment Tax Credit Expansion Passed by the Senate

View applauds the Senate for passing the Inflation Reduction Act of 2022, comprising the largest investment in climate technologies in U.S. history. The legislation is a critical step forward for the country as it aims to reduce energy consumption from buildings, reduce carbon emissions, improve energy security, and create American manufacturing jobs.

Buildings consume 39% of all energy in the U.S. (Energy Information Administration, link). Decades of research and significant capital have been invested to develop and commercialize smart glass technology, with proven energy benefits. Smart windows have been installed in office, residential, healthcare, education, and transportation sectors across the U.S.

This legislation will bring smart windows to cost parity with traditional windows and will be a catalyst to drive mass adoption of smart windows. Widespread adoption of smart windows will significantly reduce energy consumption and lower peak demand on the American power grid while also creating high-tech, high-paying American manufacturing jobs.

Q2 2022 Results

Q2 2022 revenue of $16 million represents a 4% year-over-year decrease from Q2 2021, due to timing of projects that are expected to be produced and shipped in the second half of 2022. First half of 2022 revenue of $33 million represents a 25% year-over-year increase from the first half of 2021.

Q2 2022 cost of revenues of $40 million represents a 20% year-over-year decrease from Q2 2021. The decrease in cost of revenues was primarily driven by a decrease in new contract loss accruals, product mix, favorable factory yields, and lower stock-based compensation expense, partially offset by higher costs associated with increased new Smart Building Platform revenues, higher factory costs following the scaling of the factory in the second half of 2021, and higher levels of inventory reserves.

View incurred $21 million in Research and Development (“R&D”) expenses in Q2 2022, a decrease of approximately 1% from Q2 2021. The Company continues to invest in innovative products and services to widen the leadership gap in an industry ripe for change.

View incurred $41 million in Selling, General and Administrative (“SG&A”) expenses, an increase of $6 million, or 18%, from Q2 2021, due to legal, consulting and accounting expenses associated with the audit and restatement of the Company’s financials, which was completed in June 2022 with the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s quarterly reports for the quarters ended March 31, June 30 and September 30, 2021.

Full Year 2022 Outlook

Following strong annual growth in 2021 and continued momentum in the first half of 2022, the Company expects to achieve full year 2022 revenues in the range of $100 million to $110 million, consistent with previous guidance, driven by volume growth, strong ASPs, and continued traction with the newly-launched Smart Building Platform and Smart Building Technologies products.

$100 million Committed Equity Facility

View today announced that it has entered into Common Stock Purchase Agreements and a Registration Rights Agreement with CF Principal Investments, LLC, an affiliate of Cantor Fitzgerald L.P., and an affiliate of Yorkville Advisors, which provide for a committed equity facility under which the Company has the option, but not the obligation, to sell up to $100 million of its common stock to the purchasers over a 36-month period, subject to certain terms and conditions, including an effective registration statement covering the resale of shares sold and daily volume limitations. Additional information regarding the terms of the financing will be set forth in the Company’s Current Report on Form 8-K.

Liquidity and Financing

As of June 30, 2022, the Company had $111 million in cash on hand. The Company has determined that there is substantial doubt about its ability to continue as a going concern as its existing cash balance will not be adequate to fund its forecasted operating costs and meet its obligations beyond November 2022, excluding any capital that may be raised through the Company’s committed equity facility or other additional sources being pursued. To address its cash needs, the Company continues to pursue additional sources of capital while driving reductions in cash burn through working capital management, reduced general and administrative spend following the completion of the restatement, and leveraging fixed costs over higher revenues in the second half of 2022. If the Company is unable to obtain adequate capital resources to fund its obligations, View will formulate additional plans to extend cash availability, including modifying its operations to reduce spending.

While the Company is seeking to raise additional capital, there can be no assurances that the necessary financing will be available on terms acceptable to the Company, or at all. If the Company is unable to obtain adequate capital resources to fund operations, it would not be able to continue to operate its business pursuant to the Company’s current business plan and it would pursue other options, including modifying its operations to reduce spending to a sustainable level by, among other things, delaying, scaling back or eliminating some or all of its ongoing or planned investments in corporate infrastructure, business development, sales and marketing, research and development and other activities, which would have a material impact on its operations and its ability to increase revenues, or it may be forced to discontinue operations entirely.

Recent Business Highlights and Key Customer Wins in Q2 2022

On June 20, 2022, View announced (link) its smart windows have been installed at Phoenix Sky Harbor International Airport’s (PHX) new “Eighth Concourse” at Terminal 4, also known as T4 S1. Phoenix Sky Harbor is part of a growing list of airports across the country with View Smart Glass, including LGA, BOS, SFO, DFW, CLT, ORD, SEA, MEM, GEG, BZN, and MSO.

On June 14, 2022, View announced (link) its smart windows have been installed at Dallas Fort Worth International Airport’s (DFW) new “High C” gates. View Smart Glass is a key component of DFW’s leadership in transforming the travel experience and delighting passengers.

On May 16, 2022, View announced (link) its smart windows have been installed at Missoula Montana Airport’s (MSO) new South Concourse Terminal expansion project. View Smart Windows enable MSO’s expansion project objectives to lower the airport’s carbon footprint and establish MSO as Montana’s flagship airport.

On April 25, 2022, View announced (link) its smart windows will be installed at Credit Union of Colorado’s corporate headquarters in Denver’s up-and-coming Central Park neighborhood. With View Smart Windows, Credit Union of Colorado designed its new headquarters to encourage post-Covid back to work and create a competitive edge for attracting and retaining talent.

On April 11, 2022, View announced (link) that Amazon had completed installation of View Smart Windows in its new leased office at 16331 NE 72nd Way in Redmond, Washington. Amazon is a global leader in innovative programs for employee health and wellbeing, and this office building extends Amazon’s core initiative.

On April 8, 2022, View announced (link) a partnership with InnSpire, the leading provider of a comprehensive hospitality technology suite, to offer an integrated and seamless guest experience at the newly-opened Versante Hotel in Richmond, British Columbia. The 14-story, five-star boutique hotel, owned by its parent company, Sunwins Enterprise Ltd., features floor-to-ceiling View Smart Windows.

On April 4, 2022, View announced (link) its smart windows will be installed at 10 World Trade, a 17-story, 600,000 square-foot, nearly $600 million life science and office tower under development by Boston Global Investors (BGI) and their partners in downtown Boston. 10 World Trade is in the heart of Boston’s Seaport District and was designed to be the healthiest and most sustainable building in Boston.

Conference Call and Webcast Details

View will host a conference call to discuss its results at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time on Monday, August 8, 2022. The live webcast of the call can be accessed at the View Investor Relations website at https://investors.view.com, along with the Company’s earnings press release.

The U.S. dial-in for the call is 1-888-428-7458 (1-404-267-0368 for non-U.S. callers). Callers should ask to join the View, Inc. call. A replay of the conference call will be available for 1 week after the call, while an archived version of the webcast will be available on the View Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415 for non-U.S. callers). The replay access code is 13731857.

Important Information and Where to Find It

This communication is for informational purposes only and does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities. There will be no sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended. In connection with the transactions described herein, View has filed and intends to file relevant materials with the SEC. Before making any investment decision, investors and security holders of View are urged to read all relevant documents filed or that will be filed with the SEC as they become available because they will contain important information. Investors may obtain free copies of all relevant documents filed or that will be filed with the SEC by View through the website maintained by the SEC at www.sec.gov or by directing a request to View to 195 S. Milpitas Blvd., Milpitas, CA 95035, or via email at IR@View.com or at (408) 263-9200.

Forward-Looking Statements

This press release and certain materials View files with the SEC, as well as information included in oral statements or other written statements made or to be made by View, other than statements of historical fact, contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are based on current expectations, estimates, assumptions, projections, and management’s beliefs, that are subject to change. There can be no assurance that these forward-looking statements will be achieved; these statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond View’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. View’s business is subject to a number of risks, which are described more fully in View’s Annual Report on Form 10-K for the year ended December 31, 2021. Such risks include, but are not limited to, (i) View’s ability to raise additional capital on acceptable terms or at all, (ii) View’s ability to maintain compliance with The Nasdaq Stock Market LLC’s (“Nasdaq”) continued listing standards and maintain the listing of its securities on Nasdaq, (iii) View’s ability to execute on its business plans, including expected revenue growth, and (iv) the risk that View’s financial results as filed in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, may differ from the unaudited financial results presented in this communication. View undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Financial Information; Non-GAAP Financial Measures

The financial information and data contained in this press release is unaudited and does not conform to Regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, the Quarterly Report on Form 10-Q to be filed by View. This press release contains certain financial information and data that was not prepared in accordance with United States generally accepted accounting principles (“GAAP”), including non-GAAP cost of revenues, non-GAAP research and development expense, non-GAAP selling, general and administrative expense, non-GAAP loss from operations, non-GAAP net loss, and non-GAAP adjusted EBITDA. These non-GAAP measures, and other measures that are calculated using such non-GAAP measures, are an addition to, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP.

The Company presents these non-GAAP amounts because management believes they provide useful information to management and investors regarding certain financial and business trends relating to View’s financial condition and results of operations, and they assist management and investors in comparing the Company’s performance across reporting periods on a consistent basis. View’s management uses these non-GAAP measures for trend analyses, for purposes of determining management incentive compensation and for budgeting and planning purposes. View believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating operating results and trends in and in comparing View’s financial measures with those of other similar companies, many of which present similar non-GAAP financial measures to investors. View’s management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP.

However, there are a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance, and therefore View’s non-GAAP measures may not be directly comparable to similarly-titled measures of other companies.

Reconciliations from GAAP to non-GAAP results are included in the financial statements contained in this release.

About View

View delivers optimal human experiences in buildings. We started by revolutionizing something that hadn’t changed for centuries—the simple window—and in so doing, built the only complete, modular, cloud-native platform to deliver on the promise of smart buildings. View transforms buildings into responsive environments that continuously adjust to meet human needs for natural light, connection to nature, fresh air, and comfortable temperatures while improving energy efficiency and increasing profits for building owners and their tenants. View is installed in offices, apartments, schools, hospitals, airports, and hotels. Learn more at www.view.com.

For further information:

Investors:

Samuel Meehan

View, Inc.

IR@View.com

408-493-1358

VIEW, INC.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$16,316	$16,926	$33,328	$26,695
Costs and expenses:
Cost of revenue	39,531	49,610	80,093	85,789
Research and development	20,908	21,040	40,603	37,610
Selling, general, and administrative	40,755	34,633	83,714	56,333

Total costs and expenses	101,194	105,283	204,410	179,732

Loss from operations	(84,878)	(88,357)	(171,082)	(153,037)
Interest and other expense (income), net
Interest expense, net	69	316	266	5,619
Other expense (income), net	(187)	4,978	141	6,420
(Gain) loss on fair value change, net	(1,904)	2,065	(6,285)	(5,348)
Loss on extinguishment of debt	—	—	—	10,018

Interest and other expense (income), net	(2,022)	7,359	(5,878)	16,709

Loss before provision for income taxes	(82,856)	(95,716)	(165,204)	(169,746)
Provision for income taxes	30	4	54	9

Net and comprehensive loss	$(82,886)	$(95,720)	$(165,258)	$(169,755)

Net loss per share, basic and diluted	$(0.39)	$(0.45)	$(0.77)	$(1.26)

Weighted-average shares used in calculation of net loss per share, basic and diluted	214,253,209	212,116,112	214,242,768	134,240,831

VIEW, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$111,242	$281,081
Accounts receivable, net of allowances	31,012	30,605
Inventories	17,118	10,267
Prepaid expenses and other current assets	24,082	21,579

Total current assets	183,454	343,532
Property and equipment, net	265,482	268,401
Restricted cash	16,459	16,462
Right-of-use assets	19,841	21,178
Other assets	26,319	29,493

Total assets	$511,555	$679,066

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,538	$24,186
Accrued expenses and other current liabilities	56,508	59,456
Accrued compensation	9,516	9,508
Deferred revenue	7,904	11,460

Total current liabilities	83,466	104,610
Debt, non-current	13,225	13,960
Sponsor earn-out liability	1,485	7,624
Lease liabilities	21,346	22,997
Other liabilities	42,344	50,537

Total liabilities	161,866	199,728
Stockholders’ equity:
Common stock	22	22
Additional paid-in capital	2,772,256	2,736,647
Accumulated deficit	(2,422,589)	(2,257,331)

Total stockholders’ equity	349,689	479,338

Total liabilities and stockholders’ equity	$511,555	$679,066

VIEW, INC.

Condensed Consolidated Statements of Cash Flow

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(165,258)	$(169,755)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,874	14,021
Loss on extinguishment of debt	—	10,018
Gain on fair value change, net	(6,285)	(5,348)
Stock-based compensation	35,609	32,737
Other	524	917
Net changes in operating assets and liabilities	(29,712)	(7,758)

Net cash used in operating activities	(153,248)	(125,168)

Cash flows from investing activities:
Purchases of property and equipment	(12,147)	(5,820)
Disbursement of loan receivable	(1,589)	—

Net cash provided by (used in) investing activities	(13,736)	(5,820)

Cash flows from financing activities:
Repayment of revolving debt facility	—	(257,454)
Repayment of other debt obligations	(735)	—
Payments of obligations under finance leases	(264)	(356)
Proceeds from issuance of common stock upon exercise of stock options	—	403
Proceeds from reverse recapitalization and PIPE financing	—	815,184
Payment of transaction costs related to reverse recapitalization	—	(41,655)

Net cash provided by (used in) financing activities	(999)	516,122

Net (decrease) increase in cash, cash equivalents, and restricted cash	(167,983)	385,134
Cash, cash equivalents, and restricted cash, beginning of period	297,543	74,693

Cash, cash equivalents, and restricted cash, end of period	$129,560	$459,827

Supplemental disclosure of cash flow information:
Cash paid for interest	$39	$19,329
Non-cash investing and financing activities:
Payables and accrued liabilities related to purchases of property and equipment	$2,674	$1,273
Conversion of redeemable convertible preferred stock to common stock	$—	$1,812,678
Conversion of redeemable convertible preferred stock warrants to common stock warrants	$—	$7,267
Common stock issued in exchange for services associated with the reverse recapitalization	$—	$7,500

VIEW, INC.

Selected Financials and Reconciliation of GAAP Measures to Non-GAAP Measures

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Revenue	$16,316	$16,926	$33,328	$26,695

Cost of revenue
GAAP cost of revenue	$39,531	$49,610	$80,093	$85,789
Stock-based compensation	(345)	(1,297)	(708)	(2,175)

Non-GAAP cost of revenue	$39,186	$48,313	$79,385	$83,614

Research and development expense
GAAP Research and development expense	$20,908	$21,040	$40,603	$37,610
Stock-based compensation	(1,486)	(2,628)	(1,555)	(3,543)

Non-GAAP research and development expense	$19,422	$18,412	$39,048	$34,067

Selling, general, and administrative expense
GAAP selling, general, and administrative expense	$40,755	$34,633	$83,714	$56,333
Stock-based compensation	(16,310)	(18,349)	(33,346)	(27,019)

Non-GAAP selling, general, and administrative expense	$24,445	$16,284	$50,368	$29,314

Net loss
GAAP net loss	$(82,886)	$(95,720)	$(165,258)	$(169,755)
Stock-based compensation	18,141	22,274	35,609	32,737
(Gain) loss on fair value change, net	(1,904)	2,065	(6,285)	(5,348)
Loss on extinguishment of debt	—	—	—	10,018

Non-GAAP net loss	$(66,649)	$(71,381)	$(135,934)	$(132,348)

Adjusted EBITDA
GAAP loss from operations	$(84,878)	$(88,357)	$(171,082)	$(153,037)
Stock-based compensation	18,141	22,274	35,609	32,737

Non-GAAP loss from operations	(66,737)	(66,083)	(135,473)	(120,300)
Depreciation and amortization	5,923	6,992	11,874	14,021

Adjusted EBITDA	$(60,814)	$(59,091)	$(123,599)	$(106,279)